(a)(42)

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF TRUST

OF

ING FUNDS TRUST

This Certificate of Amendment (“Certificate”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (Del. Code Ann. tit. 12, sections 3801 et seq.) and sets forth the following:

1.                                      The name of the Trust is:  ING Funds Trust (“Trust”).

2.                                      The name and business address of the registered agent of the Trust is: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801.

3.                                      This is a registered investment company under the Investment Company Act of 1940, as amended.

4.                                      The Trust’s Certificate of Trust is hereby amended to change the name of the Trust to “Voya Funds Trust.”

5.                                      This Certificate shall be effective on May 1, 2014.

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IN WITNESS WHEREOF, the undersigned, being the Trustees of the Trust, have duly executed this Certificate on this 6th day of March, 2014.

/s/ Colleen D. Baldwin	/s/ Russell H. Jones
Colleen D. Baldwin, as Trustee	Russell H. Jones, as Trustee

/s/ John V. Boyer	/s/ Patrick W. Kenny
John V. Boyer, as Trustee	Patrick W. Kenny, as Trustee

/s/ Patricia W. Chadwick	/s/ Shaun P. Mathews
Patricia W. Chadwick, as Trustee	Shaun P. Mathews, as Trustee

/s/ Dr. Albert E. DePrince, Jr.	/s/ Joseph E. Obermeyer
Dr. Albert E. DePrince, Jr., as Trustee	Joseph E. Obermeyer, as Trustee

/s/ Peter S. Drotch	/s/ Sheryl K. Pressler
Peter S. Drotch, as Trustee	Sheryl K. Pressler, as Trustee

/s/ J. Michael Earley	/s/ Roger B. Vincent
J. Michael Earley, as Trustee	Roger B. Vincent, as Trustee